Subsidiaries of the Company


     Name of Subsidiary                      State of Incorporation
     ------------------                      ----------------------

     Johnstown America Corporation                Delaware
     JAC Patent Corporation                       Delaware
     JAIX Leasing Company                         Delaware
     Freight Car Services, Inc.                   Delaware
     Bostrom Holdings, Inc.                       Delaware
     Bostrom Seating, Inc.                        Delaware
     Truck Components Inc.                        Delaware
     Gunite Corporation                           Delaware
     Brillion Iron Works, Inc.                    Delaware
     Fabco Automotive Corporation                 Delaware
     JAII Management Company                      Delaware

     *  All subsidiaries are 100% owned by the specified entity